Exhibit 99.1

FOR IMMEDIATE RELEASE
AUGUST 9, 2004
FOR FURTHER INFORMATION
CONTACT SHANNON FRANKO
(219) 853-7585

NorthWest Indiana Bancorp Announces the Retirement of Edward
Furticella, Chief Financial Officer and Names
Robert Lowry as Successor

     Munster, Indiana—The NorthWest Indiana Bancorp, the holding company for Peoples Bank, announced today that Edward Furticella, 57, Executive Vice-President and Chief Financial Officer of both companies, will retire from his positions effective November 15, 2004 and will become a full time continuous lecturer in finance at Purdue University Calumet. Mr. Furticella will continue to assist the Bancorp in a consulting role and will continue as a director of both companies.

     Mr. Furticella joined Peoples as a part time employee in 1979 and was promoted to Controller in 1983. He was promoted to Chief Financial Officer in l995 and elected to the Board of Directors in 2000. He has previously served as an instructor at Bishop Noll Institute, Calumet College, and has been an instructor at Purdue University Calumet since 1994.

     Mr. Furticella holds a Master of Education Degree, a Master of Business Administration Degree, and a Master of Accountancy Degree. He also achieved a designation as a Certified Public Accountant and was recently named one of the top 300 Professionals in Finance by the Association for Financial Professionals.

     “Ed Furticella has made a difference in the success of Peoples Bank through his hard work and command of the principles of finance and accounting. His career has been marked by his solid advice, professional approach to achieving excellence, and his ability to communicate his insights to the Peoples team,” said David A. Bochnowski, Chairman and Chief Executive Officer.

     “Peoples Bank expresses its heartfelt thanks to Ed Furticella for his tireless contribution to our success. At the same time, we are happy that Ed will be able to pursue his lifelong dream of teaching at the university level where he will share his knowledge and ability with students who will become future leaders of business and industry,” Bochnowski noted.

     Robert Lowry, 42, currently the Controller of the Bank, will succeed Mr. Furticella as Chief Financial Officer. Mr. Lowry joined the Bank in 1985 as Assistant Controller and served as Internal Auditor from 1987 to 1995. He became the Controller of the Bank in 1995 and was promoted to Senior Vice-President in 1997.

     Mr. Lowry holds an undergraduate degree in Accounting and a Master of Business Administration. He also achieved a designation as a Certified Public Accountant and graduated from America’s Community Bankers’ National School of Banking in July of 2004.

     The NorthWest Indiana Bancorp, the parent company for Peoples Bank, has assets of $539 million and is chartered by the state of Indiana. Peoples Bank has eight Banking Centers serving Northwest Indiana and the stock trades in the NASDQ market under the symbol “NWIN”.